Exhibit 21.1

SUBSIDIARIES

Name of Entity	State of Incorporation/ Jurisdiction	Doing Business As

DST lock\line, Inc.	Delaware
DSTI Luxembourg Sarl	Luxembourg
DST Output, LLC	Delaware
DST Systems of California, LLC	Delaware
EquiServe, Inc.	Delaware
West Side Investments, Inc.	Nevada

Note:  Significant subsidiaries as calculated under Rule 1-02(w) of Regulation S-X, listed in alphabetical order.

DST lock\line, Inc. represents the consolidation of nine U.S. subsidiaries, primarily engaged in the Company’s Financial Services segment.

DSTI Luxembourg represents the consolidation of seventeen international subsidiaries, primarily engaged in the Company’s Financial Services, Output Solutions, Customer Management and Investments and Other segments.

DST Output, LLC represents the consolidation of nine U.S. and three international subsidiaries, primarily engaged in the Company’s Output Solutions segment.

DST Systems of California, LLC represents the consolidation of six U.S. and seven international subsidiaries, primarily engaged in the Company’s Output Solutions and Customer Management segments.

EquiServe, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company’s Financial Services segment.

West Side Investments, Inc. represents the consolidation of two U.S. subsidiaries, primarily engaged in the Company’s Financial Services and Investments and Other segments.